Exhibit 10.1
ADVANTA EMPLOYEES’ SEVERANCE PAY PLAN
Amended and Restated, Effective as of April 2, 2007
     The Company has adopted this amendment and restatement of the Plan in order to provide guidelines pursuant to which the Company, in its sole discretion, may make severance payments to employees who meet the eligibility requirements described below when they are permanently terminated without cause from their active employment with the Company. The Plan, as herein amended and restated, is applicable to terminations of employment occurring on and after the Effective Date. The Plan, as previously in effect, governs terminations of employment that occurred prior to the Effective Date.
SECTION 1. DEFINITIONS
     As used herein:
     1.1 “Benefits Committee” means a committee composed of the Company’s General Counsel and the Company’s Vice President of Human Resources, or such other person or persons as may be designated by the Board of Directors to serve as the Benefits Committee from time to time.
     1.2 “Board of Directors” means the Board of Directors of the Company.
     1.3 “Code” means Internal Revenue Code of 1986, as amended.
     1.4 “Company” means Advanta Corp. and, where appropriate in the context, Advanta Corp. and its Subsidiaries.
     1.5 “Effective Date” means the effective date of this restatement of the Plan, as set forth above.
     1.6 “Employee” means a person who, on or after the Effective Date, is employed by the Company or a Subsidiary on a full time or part time basis at a stated rate of compensation, expressed in terms of weekly, monthly or annual salary or hourly pay, on a regular and continuing basis, specifically excluding all of the following: (a) any individual who was hired for a specific limited period of time or on a sporadic or intermittent basis for periods of varying duration; (b) any individual treated for federal income or wage tax purposes as an independent contractor or consultant; and (c) any other individual who is a leased employee or is otherwise not treated for tax or other purposes as an employee of the Company or a Subsidiary, notwithstanding that such individual may subsequently be re-classified by a court, government agency, tribunal or arbitrator as a common law employee of the Company.
     1.7 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     1.8 “Full Years of Service” of an Employee means the Employee’s full years of employment with the Company or a Subsidiary up to and including the Employee’s Termination Date; except that incomplete years of service will be rounded up if the anniversary of the Employee’s date of hire will occur within thirty (30) calendar days after the Employee’s Termination Date.
     1.9 “Pay” means the base salary or wage of an eligible Employee at his or her stated hourly, weekly, monthly or annual rate as of the Employee’s Termination Date. “Pay” does not include overtime pay, shift differentials, bonuses of any kind, incentive pay or any other remuneration. A “Week of Pay” shall be calculated in accordance with the Company’s or Subsidiary’s regular payroll practices and procedures and, in the case of hourly employees, shall be based upon the Employee’s Scheduled Hours as reflected in the Company’s or Subsidiary’s then current payroll system during the last regular pay period preceding the Termination Date.
     1.10 “Plan” means the Advanta Employees’ Severance Pay Plan as set forth herein, as amended from time to time.
     1.11 “Plan Year” means calendar year.
     1.12 “Scheduled Hours” means the number of hours designated as such in the Company’s then current payroll system.
     1.13 “Service” of an Employee means the period of service from such Employee’s most recent date of hire through the date of such Employee’s Termination Date; provided, however, that prior Service that would otherwise be disregarded, may, at the discretion of the Benefits Committee, be included as additional Service.
     1.14 “Severance Pay” means a payment made to an eligible Employee pursuant to the Plan.
     1.15 “Subsidiary” means any entity other than the Company that is treated under Code Section 414(b) or (c) as a single employer along with the Company; provided, however, that any such entity shall not be considered to be a Subsidiary if the Board of Directors or the Benefits Committee provides that such entity shall be excluded from participation in the Plan. Notwithstanding the foregoing, any other entity that does not otherwise qualify as a Subsidiary may be designated as a Subsidiary for purposes of the Plan by the Board of Directors or the Benefits Committee.
     1.16 “Termination Date” means the date upon which the Employee’s employment with the Company or a Subsidiary ceases.
SECTION 2. ELIGIBILITY
     2.1 An Employee shall be eligible to receive Severance Pay under the Plan if and only if all of the following conditions are met (and the Employee is not disqualified from eligibility pursuant to Section 2.2), as determined in the sole discretion of the Benefits Committee:

          (a) The Employee is an Employee of the Company or a Subsidiary on or after the Effective Date of the Plan;
          (b) The employment of the Employee is involuntarily and permanently terminated by the Company or Subsidiary by which he or she is employed without cause while the Plan remains in effect under circumstances that the Benefits Committee determines to be a permanent layoff, reduction-in-force, facility closing, reorganization or consolidation, other similar business decision or because of a mutual agreement between the Employee and the Company or Subsidiary, approved in writing by the Vice President of Human Resources or the designee of the Vice President of Human Resources;
          (c) The Employee has returned all Company or Subsidiary property, submitted all travel, expense and other such reports, and has paid to the Company or Subsidiary any amounts that are due; and
          (d) The Employee duly executes and provides to the Company, within the time period specified by the Company, a general release in such form as may be established for this purpose from time to time at the Company’s discretion, and which the Employee does not revoke thereafter.
     2.2 Except to the extent required by applicable law, an Employee shall be ineligible to receive Severance Pay under the Plan if any of the following disqualifying events are determined to have occurred, which determination shall be made in the sole discretion of the Benefits Committee:
          (a) The Company or Subsidiary is sold or the portion of the Company’s or Subsidiary’s operations at which the Employee works is sold or otherwise transferred to an entity (the “New Owner”) other than the Company or Subsidiary, and the Employee is offered employment by or transferred to the New Owner, regardless of the terms and conditions of employment offered by the New Owner;
          (b) The Employee is terminated for cause, as determined in the sole discretion of the Company or Subsidiary, including but not limited to termination for failure to satisfactorily perform assigned duties, absenteeism or tardiness, insubordination, dishonesty, theft, willful misconduct, fraud, harassment, any unethical, inappropriate or illegal behavior or activity; or any failure to comply with the Company’s or Subsidiary’s rules, policies or procedures, which currently exist or are hereafter adopted;
          (c) The Company or Subsidiary determines that the Employee, either prior or subsequent to the Employee’s Termination Date, has (i) misappropriated or improperly used or disclosed any confidential or proprietary information of the Company or a Subsidiary; (ii) failed to comply with any contractual obligations to the Company or any Subsidiary, including, the Company’s Business Ethics Agreement (if applicable); or (iii) violated the Company’s Code of Ethics, the Advanta Employee Guide or any other Company policy;

          (d) The Employee’s employment with the Company or a Subsidiary terminates by reason of the Employee’s death, retirement or resignation;
          (e) As of the date the Employee’s position as an employee of the Company or a Subsidiary is eliminated by reason of a permanent layoff, reduction-in-force, facility closing, reorganization or consolidation other similar business decision as determined by the Benefits Committee, the Employee shall have been absent from the performance of his or her duties with the Company for more than six (6) consecutive months as a result of a leave of absence for any reason;
          (f) The Employee is offered (but refuses to take) another position as an employee of the Company or any Subsidiary, at a level of base salary that is at least equal to 80% of such Employee’s prior base salary, and which does not require such Employee to commute to a new principal work site that is more than 50 miles farther from such Employee’s residence than such Employee’s prior work site; or
          (g) The Company or Subsidiary determines in its sole discretion that either under the facts and circumstances relating to the Employee’s cessation of employment, or more generally, it would be inappropriate to pay severance benefits.
          (h) Notwithstanding any prior determination regarding eligibility for benefits hereunder, in the event the Company or any Subsidiary determines at any time that any Employee is not eligible for Severance Pay by reason of any failure to qualify for such Severance Pay under Section 2.1 above, or by reason of any disqualification from eligibility for such Severance Pay under Section 2.2 above, no Severance Pay shall be provided to such Employee, and, if any Severance Pay shall have already been paid to such Employee, such Employee shall be required to repay to the Company any amounts previously provided to such Employee hereunder. This Section 2.3 shall apply to any event, action or conduct of the Employee whether or not such event, action or conduct occurred prior to or after such Employee’s Termination Date.
SECTION 3. SEVERANCE PAY AMOUNT
     3.1 Except as otherwise provided in this Section 3, the Severance Pay to be provided to an eligible Employee shall be the number of Weeks of Pay based upon his or her years of service, grade, and salary (for Employees Grade 20 and above) stated in the schedule below:

	And Grade is:
						Grade 20 and above, and salary
							$75,000 to
If Full Years of	Less than					Less than	less than	$100,000
Service are:	Grade 10	Grade 10-13	Grade 14-15	Grade 16-17	Grade 18-19	$75,000	$100,000	and above

Less than 1	2	3	4	6	6	8	10	12
1 to less than 2	3	4	5	7	7.5	10	12	15
2 to less than 3	4	5	6	8	9	12	14	18
3 to less than 4	5	6	7	9	10.5	14	16	21
4 to less than 5	6	7	8	10	12	16	18	24
5 to less than 6	7	8	9	11	13.5	18	20	27
6 to less than 7	8	9	10	12	15	20	22	30
7 to less than 8	8	10	11	13	16	20	24	32
8 to less than 9	8	11	12	14	16	20	24	32
9 to less than 10	8	12	13	15	16	20	24	32
10 or More	8	12	14	16	16	20	24	32
     3.2 If an eligible Employee applies for and receives unemployment compensation payments for any period of time during or for which Severance Pay is being paid, any Severance Pay remaining to be paid shall not be reduced by the amount of any such unemployment compensation payments.
     3.3 If an Employee due to sickness or injury receives worker’s compensation or long term disability payments after the Employee’s Termination Date, the Employee shall not receive any Severance Pay until the cessation of such other payments. Once such payments cease, the number of weeks of Severance Pay to which the Employee is entitled shall be reduced by the number of weeks that the Employee received such other payments.
     3.4 To the extent that an Employee receives any payment in connection with the cessation of his or her employment other than pursuant to the Plan (whether pursuant to a contract or other severance plan or policy), the Severance Pay payable under the Plan shall be correspondingly reduced on a dollar for dollar basis. Similarly, to the extent that a federal, state or local law requires the Company or Subsidiary to make a payment to an eligible Employee because of that Employee’s involuntary termination, the Severance Pay payable under the Plan shall be correspondingly reduced. Any overpayments made under the Plan shall be promptly repaid by the Employee upon written request. The reduction of the Severance Pay payable under the Plan shall not, however, be applicable by reason of receipt by the Employee of payments under the Employee Savings Plan, the Employee Stock Ownership Plan, the Executive Deferral Plan or any other benefit plan sponsored by the Company or any Subsidiary which is not in the nature of a severance plan or is otherwise determined by the Benefits Committee not to reduce the benefits payable hereunder.
     The intent of this Section 3.4 is to coordinate the Severance Pay provided to an Employee hereunder with any severance benefits that may be provided to such Employee under any other plan or arrangement, and to ensure that such Employee is able to receive, in the aggregate, severance benefits equal to the benefit that is provided under whichever of such plans or arrangements is the greatest benefit to the Employee, but to avoid an Employee being able to receive in the aggregate, severance benefits in excess of the benefits that would be provided to such Employee under any one severance plan or arrangement.
     3.5 The Company or Subsidiary shall have the right to take such action as it deems necessary or appropriate to satisfy any requirements under federal, state or local laws to withhold or to make deductions from any benefits payable under the Plan.
     3.6 Notwithstanding anything to the contrary herein, in the event a terminated Employee who is receiving Severance Pay pursuant to the terms of the Plan is rehired by the Company or any Subsidiary, the Company shall have no obligation to pay any further Severance Pay for any period following such Employee’s date of rehire.
     3.7 The Company, in its sole discretion, may increase the Severance Pay to an amount in excess of that otherwise specified herein, subject to the limitations of Section 8. Any increase in Severance Pay must be expressly authorized in writing by the Benefits Committee.
     3.8 If Code Section 280G is applicable to any benefits or payments made to the Employee, then, if the aggregate present value of the “parachute payments” to the Employee, determined under Code Section 280G(b) without regard to this Section 3.8 is at least three times the “base amount” (as that term is used for purposes of Code Section 280G), then the compensation otherwise payable under the Plan (and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company, Subsidiary or any other affiliate thereof) shall be reduced so that the aggregate present value of the parachute payments to the Employee determined under Code Section 280G, does not exceed 2.99 times the base amount.
SECTION 4. DISTRIBUTION OF BENEFITS
     4.1 The Company or Subsidiary will pay Severance Pay to each eligible Employee directly out of the general assets of the Company or Subsidiary. The Company or Subsidiary, in its sole discretion, shall pay any Severance Pay either in installments in accordance with the Company’s or Subsidiary’s normal payroll practices or in a lump sum payment. Such payments shall commence as soon as practicable following the Employee’s Termination Date once all conditions for eligibility are met and continue until the Severance Pay due is paid, or until the Employee ceases to be eligible by reason of any failure to qualify for or by reason of any disqualification from eligibility for Severance Pay pursuant to Section 2 hereof.
     4.2 Severance Pay shall continue to be paid to the estate of any eligible Employee who dies before the entire amount due hereunder is paid.
SECTION 5. PLAN ADMINISTRATION
     5.1 The Plan shall be administered by the Benefits Committee, which shall have complete authority to prescribe, amend and rescind rules and regulations relating to the Plan.

The Benefits Committee may allocate and assign any of its responsibilities and duties for the operation and administration of the Plan to such other persons as it determines appropriate.
     5.2 The determinations by the Benefits Committee on the matters referred to the Benefits Committee shall be conclusive. The Benefits Committee shall have full discretionary authority, up to the maximum discretion allowed by law, to administer, interpret and apply the terms of the Plan, and determine any and all questions or disputes hereunder, including but not limited to eligibility for benefits and the amount of benefits due.
     5.3 In the event of a claim by any person including but not limited to any Employee, or such person’s authorized representative (the “Claimant”) as to whether he or she is entitled to any Severance Pay or other benefit under the Plan, the amount of any distribution or its method of payment, such Claimant shall present the reason for his or her claim in writing to the Benefits Committee. The claim must be filed within forty-five (45) days following the date upon which the Claimant first learns of his or her claim. All claims shall be in writing, signed and dated and shall briefly explain the basis for the claim. The claim shall be mailed to the Benefits Committee by certified mail at the following address: Advanta Corp., Welsh and McKean Roads, Spring House, PA 19477, or such other address as may be established from time to time by the Benefits Committee. The Benefits Committee shall, within a reasonable period of time but not later than ninety (90) days after receipt of such written claim, decide the claim and send written notification to the Claimant as to its disposition; provided that the Benefits Committee may elect to extend said period for an additional ninety (90) days if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original ninety (90) day period. Such notice shall indicate the special circumstances requiring the extension of time and the dates by which the Benefits Committee expects to render the final decision. In no event shall a decision regarding a claim for Severance Pay or other benefits be rendered later than 180 days after the Benefits Committee receives the written claim. The Benefits Committee shall make all claim determinations in accordance with the Plan and, where appropriate, shall apply Plan provisions consistently with respect to similarly situated Claimants. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial; (b) make specific reference to pertinent Plan provisions on which the denial is based; (c) provide a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; (d) set forth the procedure by which the Claimant may appeal the denial of his or her claim; and (e) include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a whole or partial denial on appeal.
     In the event that a claim is wholly or partially denied, the Claimant may request a review of such denial by making application in writing to the Benefits Committee within sixty (60) days after receipt of such denial. Said application must be by certified mail. Upon written request to the Benefits Committee, the Claimant shall be provided, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The Claimant shall also have an opportunity to submit to the Benefits Committee, in writing, any comments, documents, records, and other information relating to the claim for benefits. The Benefits Committee shall take into account all comments, documents, records, and other information relating to the claim submitted by the Claimant, without regard to whether such information was submitted or considered in the initial claim determination.
     Within a reasonable period of time, but not later than sixty (60) days after receipt of a written appeal, the Benefits Committee shall decide the appeal and notify the Claimant of the final decision; provided that the Benefits Committee may elect to extend said sixty (60) day period to up to one hundred twenty (120) days after receipt of the written appeal, if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original sixty (60) day period. Such notice shall indicate the special circumstances requiring the extension of time and the date by which the Benefits Committee expects to render the final decision.
     If the appeal is denied, the Claimant shall receive written notice of the denial, written in a manner reasonably calculated to be understood by the Claimant, which (a) states the specific reason or reasons for the denial; (b) makes specific reference to pertinent Plan provisions on which the denial is based; (c) informs the Claimant of his or her right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (d) includes a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.
SECTION 6. PLAN MODIFICATION OR TERMINATION
     6.1 The Plan may be modified, amended or terminated at any time by the Board of Directors, the Compensation Committee of the Board of Directors, or by the designee of either, with or without notice. Any such modification, amendment or termination shall be effective on such date as the Board of Directors, the Compensation Committee of the Board of Directors, or the designee of either may determine.
     6.2 All claims for benefits hereunder, even if raised after termination of the Plan, shall be determined pursuant to Section 5.3, and when acting pursuant thereto, the Benefits Committee shall retain the authority provided in Section 5. Notwithstanding a termination of the Plan, each Employee who has, prior to the termination of the Plan, been involuntarily terminated from employment by the Company or the Subsidiary for which such Employee works and become eligible to receive Severance Pay pursuant to the Plan, shall remain entitled to receive said Severance Pay under the terms and conditions of the Plan without regard to the subsequent termination of the Plan.
SECTION 7. GENERAL PROVISIONS
     7.1 Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of the Company and/or any Subsidiary or to interfere with the right of the Company and/or any Subsidiary to discharge him or her at any time, with or without cause.
     7.2 Except as otherwise provided by law, no right or interest of any Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any other manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Employee, except to the extent specifically provided for herein. Notwithstanding the foregoing, in the event an Employee who has been involuntarily terminated from employment and become eligible to receive Severance Pay pursuant to the Plan subsequently dies, the benefit that would otherwise have been payable to such deceased Employee shall be paid to the Employee’s estate at the same time and in the same manner as such Severance Pay would have been paid to the Employee had he or she survived.
     7.3 The Plan is unfunded.
     7.4 The Plan shall be governed by and construed in accordance with ERISA, and to the extent not preempted, the laws of the Commonwealth of Pennsylvania.
     7.5 The Plan is intended to constitute a “welfare plan” under ERISA, and any ambiguities in the Plan shall be construed to effect that intent.
SECTION 8. SPECIAL PROVISIONS RELATED TO CODE SECTION 409A
     8.1 The Plan is intended to provide benefits that will be characterized as separation pay benefits that do not constitute a deferral of compensation or a deferred compensation plan for purposes of Code Section 409A. For these purposes, references to Code Section 409A are deemed to be references to such section of the Code, and any regulations (including proposed regulations) or other guidance that may be issued by the IRS and/or the Treasury Department from time to time interpreting applicable provisions of Code Section 409A.
     8.2 In connection with the above stated intent to provide separation pay benefits that are not treated as deferred compensation, Severance Pay payable hereunder shall be limited as follows:
          (a) The Severance Pay payable to any one Employee hereunder shall not be in excess of two times the lesser of:
               (i) The sum of the Employee’s annual compensation (as defined in Treasury Regulation Section 1.415-1(d)(2)) for services provided to the Company or Subsidiary as an Employee for the calendar year immediately preceding the calendar year in which the Employee’s employment terminates; or
               (ii) The maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for such year; and
          (b) The benefits, if any, payable to any Employee hereunder must be paid no later than December 31 of the second calendar year following the calendar year in which the Employee’s termination of employment occurs.